Exhibit 99.1

Hershey Names Bert Alfonso Senior Vice President,
Chief Financial Officer

HERSHEY, Pa., July 16, 2007 — Richard H. Lenny, Chairman, President and Chief Executive Officer, The Hershey Company (NYSE:HSY) today announced that Bert Alfonso, Vice President, Finance and Planning, North American Commercial Group, has been named Senior Vice President, Chief Financial Officer, effective immediately. Alfonso will report to Lenny.

“Bert’s nearly 25 years of financial leadership and his record of accomplishment made him the clear choice after an extensive internal and external search,” Lenny said. “Over the past year, Bert has developed an excellent team and further strengthened Hershey’s financial insight, analysis and sales planning capabilities. Bert’s knowledge of the confectionery industry and deep international experience will be crucial as we expand Hershey’s North American leadership position and accelerate growth in high-potential global markets. Bert will also build upon Hershey’s relationships with the financial community and maintain our strong control environment.”

Alfonso joined Hershey in July 2006 as Vice President, Finance and Planning, U.S. Commercial Group from Cadbury Schweppes, where he was Executive Vice President Finance, Chief Financial Officer, Americas Beverages. He led all finance and information technology functions for the United States, Canada, Mexico and the Caribbean region.

Alfonso joined Cadbury Schweppes in 2003 as Vice President Finance, Global Supply Chain. In this role, he was based in London with responsibility for developing financial and strategic aspects of the company’s global supply chain, including logistics, procurement and sourcing.

Prior to joining Cadbury Schweppes, Alfonso was Vice President and Chief Financial Officer for the Adams Division of Pfizer, Inc. From 1983 to 2000, he worked in a variety of financial leadership positions at Warner Lambert, culminating in the role of Vice President and International Treasurer.

A native of Cuba, Alfonso graduated from Rutgers University with a bachelor’s degree in accounting. He holds an MBA in marketing from Rutgers and is a Certified Public Accountant.

About The Hershey Company
The Hershey Company (NYSE: HSY) is the largest North American manufacturer of quality chocolate and sugar confectionery products. With revenues of nearly $5 billion and more than 13,000 employees worldwide, The Hershey Company markets such iconic brands as Hershey’s, Reese’s, Hershey’s Kisses, and Ice Breakers. Hershey is the leader in the fast-growing dark and premium chocolate segment, with such brands as Hershey’s Special Dark, Hershey’s Extra Dark and Cacao Reserve by Hershey’s. Hershey’s Ice Breakers franchise delivers refreshment across a variety of mint and gum flavors and formats. In addition, Hershey leverages its iconic brands, marketplace scale and confectionery and nut expertise to develop and deliver substantial snacks, including Hershey’s and Reese’s single-serve cookies and brownies, and value-added snack nuts, including Hershey’s Milk Chocolate Covered Almonds and Hershey’s Special Dark Chocolate Covered Almonds. Hershey also offers a range of products to address the health and well-being needs of today’s consumer. Hershey’s and Reese’s Snacksters offer consumers great-tasting snacks in portion-controlled servings, while Hershey’s dark chocolate offerings provide the benefits of flavanol antioxidants. In addition, Artisan Confections Company, a wholly owned subsidiary of The Hershey Company, markets such premium chocolate offerings as Scharffen Berger, known for its high-cacao dark chocolate products, Joseph Schmidt, recognized for its fine, handcrafted chocolate gifts, and Dagoba, known for its high-quality natural and organic chocolate bars. Visit us at www.hersheynewsroom.com.

# # #

Media Contact:	Kirk Saville	717-534-7641